Exhibit 10.15

AMENDMENT NO. 2
TO

EMPLOYMENT AGREEMENT

This Amendment No. 2 to the Employment Agreement (this “Amendment”) is effective as of November 23, 2022, by and between Renters Warehouse, LLC, a Minnesota limited liability company (the “Company”), and Todd Jable (“Executive”). All capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to them in the Agreement (as defined below).

RECITALS:

The Company and Executive entered into that certain Executive Employment Agreement (the “Agreement”), dated effective as of November 19, 2018, as amended by that amendment to that Agreement, dated effective as of July 12, 2022 (the “Amendment”).  The Company and Executive desire to amend the Agreement pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, agree as follows:

1.	Amendment to Compensation. Beginning January 1, 2023, the Company shall pay, and Executive shall be entitled to receive from Company, an Annual Salary of $300,000, less all taxes and withholdings required by law. Such salary shall be paid in accordance with the standard payroll practices of the Company, which at its sole discretion may be amended from time to time.

a.	Salary Increase Upon Reaching Incentive Targets: Executive’s Annual Salary shall increase to $350,000 if and when the Company has achieved, for any consecutive twelve (12) month period, both:

(i)	$75 million Gross Revenue; and

(ii)	$5 million in EBITDA.

b.	In calculating the Gross Revenue and EBITDA, the Compensation Committee shall use the financial statements prepared by accountants regularly servicing the books and records of the registered public accounting firm, Appreciate Holdings Inc., and such amounts shall be determined in accordance with GAAP. In residential units under management, the Company will also include residential units for which the Company has subcontracted a portion of the responsibility for management thereof to a franchisee but will not include residential units where the franchisees have direct contracts with customers.

c.	In all cases, Executive’s compensation will be reviewed and subject to adjustment, at least annually, by the Compensation Committee.

2.	No Other Changes; Entire Agreement. Except as amended hereby, the Agreement shall remain in full force and effect. In the event of a conflict between the provisions of this Amendment and the Agreement, the terms of this Amendment shall govern. This Amendment and the Agreement constitute the sole agreement containing the subject matter hereof.

3.	Miscellaneous. This Amendment shall be construed and enforced in accordance with the laws of the State of Minnesota. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. The descriptive headings for the several sections of this Amendment are inserted for convenience only and not to confine or limit any of the terms or provisions hereof. Electronic signatures (e.g., “.pdf’, “DocuSign”, etc.) and photocopies shall be deemed originals.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 effective as of the date set forth above.

THE COMPANY:		EXECUTIVE:

Renters Warehouse, LLC

Signed:	/s/ Chris Laurence	/s/ Todd Jable
By:	Chris Laurence	Todd Jable
Its:	CEO